Exhibit 99.6

BIRD GLOBAL, INC.

2021 INCENTIVE AWARD PLAN

RESTRICTED STOCK UNIT GRANT NOTICE

Bird Global, Inc., a Delaware corporation (the “Company”), has granted to the participant listed below (“Participant”) the Restricted Stock Units (the “RSUs”) described in this Restricted Stock Unit Grant Notice (this “Grant Notice”), subject to the terms and conditions of the Bird Global, Inc. 2021 Incentive Award Plan (as amended from time to time, the “Plan”), the Restricted Stock Unit Agreement attached hereto as Exhibit A [and the Restrictive Covenants attached hereto as Exhibit B] ([Exhibits A and B, collectively,] the “Agreement”), both of which are incorporated into this Grant Notice by reference. Capitalized terms not specifically defined in this Grant Notice or the Agreement have the meanings given to them in the Plan.

Participant:	[ ● ]

Grant Date:	[ ● ]

Number of RSUs:	[ ● ]

Vesting Commencement Date	December 1, 2021

Vesting Schedule:	The RSUs shall vest and become nonforfeitable (i) with respect to 25% of the total RSUs granted hereunder upon the first anniversary of the Vesting Commencement Date and (ii) with respect to 75% of the total RSUs granted hereunder on each of the first 12 quarterly anniversaries of the Vesting Commencement Date thereafter, subject to (x) Participant’s continued employment with the Company or any of its Subsidiaries through the applicable vesting date and (y) Participant’s continued compliance with Section 4.3 of the Agreement.

By accepting (whether in writing, electronically or otherwise) the RSUs, Participant agrees to be bound by the terms of this Grant Notice, the Plan and the Agreement. Participant has reviewed the Plan, this Grant Notice and the Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of the Plan, this Grant Notice and the Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, this Grant Notice or the Agreement.

BIRD GLOBAL, INC.	PARTICIPANT

By:
Name:	[ ● ]
Title:

Exhibit A

RESTRICTED STOCK UNIT AGREEMENT

Capitalized terms not specifically defined in this Restricted Stock Unit Agreement ([together with Exhibit B hereto,] this “Agreement”) have the meanings specified in the Grant Notice or, if not defined in the Grant Notice, in the Plan.

ARTICLE I.

GENERAL

1.1 Award of RSUs. The Company has granted the RSUs to Participant effective as of the Grant Date set forth in the Grant Notice (the “Grant Date”). Each RSU represents the right to receive one Share as set forth in this Agreement. Participant will have no right to the distribution of any Shares until the time (if ever) the RSUs have vested.

1.2 Incorporation of Terms of Plan. The RSUs are subject to the terms and conditions set forth in this Agreement and the Plan, which is incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan will control.

1.3 Unsecured Promise. The RSUs will at all times prior to settlement represent an unsecured Company obligation payable only from the Company’s general assets.

ARTICLE II.

VESTING; FORFEITURE AND SETTLEMENT

2.1 Vesting; Forfeiture. The RSUs will vest according to the vesting schedule in the Grant Notice, except that any fraction of an RSU that would otherwise be vested will be accumulated and will vest only when a whole RSU has accumulated. In the event of Participant’s Termination of Service for any reason, all unvested RSUs will immediately and automatically be cancelled and forfeited, except as otherwise determined by the Administrator or provided in a binding written agreement between Participant and the Company.

2.2 Settlement.

(a) The RSUs will be paid in Shares as soon as administratively practicable after the vesting of the applicable RSU, but in no event later than March 15 of the year following the year in which the RSU’s vesting date occurs.

(b) Notwithstanding the foregoing, the Company may delay any payment under this Agreement that the Company reasonably determines would violate Applicable Law until the earliest date the Company reasonably determines the making of the payment will not cause such a violation (in accordance with Treasury Regulation Section 1.409A-2(b)(7)(ii)); provided the Company reasonably believes the delay will not result in the imposition of excise taxes under Section 409A.

ARTICLE III.

TAXATION AND TAX WITHHOLDING

3.1 Representation. Participant represents to the Company that Participant has reviewed with Participant’s own tax advisors the tax consequences of this award of RSUs (the “Award”) and the transactions contemplated by the Grant Notice and this Agreement. Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents.

Exhibit A

3.2 Tax Withholding.

(a) Subject to Section 3.2(b), payment of the withholding tax obligations with respect to the Award may be by any of the following, or a combination thereof, as determined by Participant or the Administrator:

(i) Cash or check;

(ii) In whole or in part by delivery of Shares, including Shares delivered by attestation and Shares retained from the Award creating the tax obligation, valued at their Fair Market Value on the date of delivery; or

(iii) In whole or in part by the Company withholding of Shares otherwise vesting or issuable under this Award in satisfaction of any applicable withholding tax obligations.

(b) Unless Participant or the Administrator otherwise determines, and subject to Section 9.10 of the Plan, payment of the withholding tax obligations with respect to the Award shall be by delivery (including electronically or telephonically to the extent permitted by the Company) by Participant to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Company that Participant has placed a market sell order with such broker with respect to Shares then-issuable upon settlement of the Award, and that the broker has been directed to deliver promptly to the Company funds sufficient to satisfy the applicable tax withholding obligations; provided, that payment of such proceeds is then made to the Company at such time as may be required by the Administrator.

(c) Subject to Section 9.5 of the Plan, the applicable tax withholding obligation will be determined based on Participant’s Applicable Withholding Rate. Participant’s “Applicable Withholding Rate” shall mean (i) if Participant is subject to Section 16 of the Exchange Act, the greater of (A) the minimum applicable statutory tax withholding rate or (B) with Participant’s consent, the maximum individual tax withholding rate permitted under the rules of the applicable taxing authority for tax withholding attributable to the underlying transaction, or (ii) if Participant is not subject to Section 16 of the Exchange Act, the minimum applicable statutory tax withholding rate or such other higher rate approved by the Company; provided, however, that (i) in no event shall Participant’s Applicable Withholding Rate exceed the maximum individual statutory tax rate in the applicable jurisdiction at the time of such withholding (or such other rate as may be required to avoid the liability classification of the applicable award under generally accepted accounting principles in the United States of America); and (ii) the number of Shares tendered or withheld, if applicable, shall be rounded up to the nearest whole Share sufficient to cover the applicable tax withholding obligation, to the extent rounding up to the nearest whole Share does not result in the liability classification of the RSUs under generally accepted accounting principles.

(d) Participant acknowledges that Participant is ultimately liable and responsible for all taxes owed in connection with the RSUs, regardless of any action the Company or any Subsidiary takes with respect to any tax withholding obligations that arise in connection with the RSUs. Neither the Company nor any Subsidiary makes any representation or undertaking regarding the treatment of any tax withholding in connection with the awarding, vesting or payment of the RSUs or the subsequent sale of Shares. The Company and its Subsidiaries do not commit and are under no obligation to structure the RSUs to reduce or eliminate Participant’s tax liability.

Exhibit A

ARTICLE IV.

OTHER PROVISIONS

4.1 Adjustments. Participant acknowledges that the RSUs and the Shares subject to the RSUs are subject to adjustment, modification and termination in certain events as provided in this Agreement and the Plan.

4.2 Clawback. Notwithstanding Section 10.13 of the Plan, the Award and the Shares issuable hereunder shall be subject to (i) any Company clawback or recoupment policy required in order to comply with Applicable Law, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder and (ii) any Company clawback or recoupment policy applicable generally to the Company’s senior executives.

4.3 Restrictive Covenants. In consideration of the grant of the Award, and further as a material inducement for the Company to enter into this Agreement with Participant and to grant Participant the Award, Participant hereby acknowledges and agrees [(i) to be bound by the restrictive covenants set forth in Exhibit B and (ii)] that Participant shall continue to be bound by that certain Confidential Information and Invention Assignment Agreement by and between Participant and Bird Rides, Inc., as well as any other restrictive covenants to which Participant is bound pursuant to any written agreement with the Company or any of its Subsidiaries (together, the “Restrictive Covenants”). Upon Participant’s breach of any of the Restrictive Covenants, in addition to any other relief available to the Company under law or equity: (i) any RSUs underlying the Award that remain outstanding as of the date of such breach (if any) shall immediately and automatically be cancelled (without any further action by any party); and (ii) in the Company’s sole and absolute discretion, Participant shall forfeit to the Company any Shares, cash or other property received or payable in connection with the vesting or settlement of the Award or any portion thereof during the three-year period immediately preceding such breach, and Participant shall be required to repay to the Company the amount of any proceeds from the sale or gain realized on the vesting of the Award.

4.4 Notices. Any notice to be given under the terms of this Agreement to the Company must be in writing and addressed to the Company in care of the Company’s General Counsel at the Company’s principal office or the General Counsel’s then-current email address or facsimile number. Any notice to be given under the terms of this Agreement to Participant must be in writing and addressed to Participant (or, if Participant is then deceased, to the Designated Beneficiary) at Participant’s last known mailing address, email address or facsimile number in the Company’s personnel files. By a notice given pursuant to this Section 4.4, either party may designate a different address for notices to be given to that party. Any notice will be deemed duly given when actually received, when sent by email, when sent by certified mail (return receipt requested) and deposited with postage prepaid in a post office or branch post office regularly maintained by the United States Postal Service, when delivered by a nationally recognized express shipping company or upon receipt of a facsimile transmission confirmation.

4.5 Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

4.6 Conformity to Securities Laws. Participant acknowledges that the Plan, the Grant Notice and this Agreement are intended to conform to the extent necessary with all Applicable Laws and, to the extent Applicable Laws permit, will be deemed amended as necessary to conform to Applicable Laws.

4.7 Successors and Assigns. The Company may assign any of its rights under this Agreement to a single or multiple assignees, and this Agreement will inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in this Agreement or the Plan, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

Exhibit A

4.8 Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the Grant Notice, this Agreement and the RSUs will be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3) that are requirements for the application of such exemptive rule. To the extent Applicable Laws permit, this Agreement will be deemed amended as necessary to conform to such applicable exemptive rule.

4.9 Entire Agreement; Amendment. The Plan, the Grant Notice and this Agreement (including any exhibit hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof. To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator or the Board; provided, however, that except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall materially and adversely affect the RSUs without the prior written consent of Participant.

4.10 Agreement Severable. In the event that any provision of the Grant Notice or this Agreement is held illegal or invalid, the provision will be severable from, and the illegality or invalidity of the provision will not be construed to have any effect on, the remaining provisions of the Grant Notice or this Agreement.

4.11 Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and may not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant will have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the RSUs, and rights no greater than the right to receive cash or the Shares as a general unsecured creditor with respect to the RSUs, as and when settled pursuant to the terms of this Agreement.

4.12 Not a Contract of Employment. Nothing in the Plan, the Grant Notice or this Agreement confers upon Participant any right to continue in the employ or service of the Company or any Subsidiary or interferes with or restricts in any way the rights of the Company and its Subsidiaries, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between the Company or a Subsidiary and Participant.

4.13 Counterparts. The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to Applicable Law, each of which will be deemed an original and all of which together will constitute one instrument.

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Exhibit B

[RESTRICTIVE COVENANTS

Non-Competition

During Participant’s employment with the Company or any of its Subsidiaries, and for a period of two years immediately following the termination of such employment for any reason, whether with or without cause, absent the written consent of the Company, Participant will not, directly or indirectly, on behalf of himself or in conjunction with any other person, company, or other entity: (i) own (other than less than 5% ownership in a publicly traded company), invest in or finance a Competing Company (as defined below); (ii) engage in, prepare to engage in, manage, operate, or participate in the ownership, management, operation, or control of a Competing Company; or (iii) render services to, be employed by or enter into a personal services contract with a Competing Company, excluding employment or service in a role that is wholly unrelated to the business or division of the Competing Company that competes with the Company or any of its Subsidiaries and in which Participant could not reasonably be expected to use or disclose Confidential Information (as defined below), in each case (i), (ii) and (iii), within the United States or any other area in which the Company or any of its Subsidiaries conducts business.

Tolling Period

The applicable time periods set forth in this Exhibit B shall be extended by the amount of time of any breach by Participant of the Restrictive Covenants contained in this Exhibit B.

Certain Definitions

“Competing Company” means any person or entity, which provides products or services that compete with or are substantially similar to those provided by the Company or any of its Subsidiaries or which is otherwise engaged in or preparing to engage in any business, or part thereof, that competes with any business conducted by the Company or any of its Subsidiaries, at any time during Participant’s employment with the Company or any of its Subsidiaries or which the Company or any of its Subsidiaries has taken material steps toward conducting at the time such employment is terminated, excluding any business or division thereof in which Participant had no duties or responsibilities and about which Participant acquired no Confidential Information during such employment.

“Confidential Information” means any and all information and physical manifestations thereof not generally known or available outside the Company and its Subsidiaries and information and physical manifestations thereof entrusted to the Company and its Subsidiaries in confidence by third parties, whether or not such information is patentable, copyrightable or otherwise legally protectable, including, without limitation: (i) any and all discoveries, innovations, developments, concepts, designs, ideas, suggestions, technology, methodologies, techniques, concepts, procedures, processes, protocols, treatments, methods, tests, scientific or other formulae, know how, modifications, improvements, derivative works, inventions, trade secrets and/or original works of authorship, whether or not patentable, copyrightable or otherwise legally protectable (“Inventions”), in any case, that Participant may solely or jointly author, discover, develop, conceive, or reduce to practice during Participant’s employment with the Company or any of its Subsidiaries or otherwise in connection with such employment, other than any Invention which qualifies fully for exclusion under the provisions of Applicable Law; and (ii) technical data, trade secrets, know-how, research, product or service ideas or plans, software codes and designs, algorithms, developments, inventions, patent applications, laboratory notebooks, processes, formulas, techniques, biological materials, mask works, engineering designs and drawings, hardware configuration information, agreements with third parties, lists of, or information relating to, employees and consultants of the Company and its Subsidiaries (including, but not limited to, the names, contact information, jobs, compensation, and expertise of such employees and consultants), lists of, or information relating to, suppliers and customers (including, but not

Exhibit B

limited to, customers of the Company and its Subsidiaries on whom Participant called or with whom Participant became acquainted during Participant’s employment with the Company or any of its Subsidiaries), price lists, pricing methodologies, cost data, market share data, marketing plans, licenses, contract information, business plans, financial forecasts, historical financial data, budgets or other business information disclosed to Participant by the Company or any of its Subsidiaries either directly or indirectly, whether in writing, electronically, orally, or by observation.]

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B-1